OPTION TO PURCHASE AGREEMENT

THIS AGREEMENT made as of the 30th day of September, 2009.

BETWEEN:

American Mining Corporation, of Osborn Idaho, with offices at 1028 East Larch Ave Osburn, Idaho 83849
 (hereinafter referred to as the "Vendor")
PARTIES OF THE FIRST PART

AND:

STEVENS RESOURCES, INC., a company duly incorporated under the laws of the State of Nevada, having an office at 1818 West Francis, Ste. 196, Spokane, WA 99208
 (hereinafter referred to as "SRI")

OF THE SECOND PART
WHEREAS:

A.
Vendor is the sole beneficial owner of 100% of four (4) en bloc unpatented mining claims located in Stevens County known as the Young American Lead-Zinc Mine Property.  The property is located SW ¼ of Section 28, and NW ¼ of Section 33, both Township 38N Range 38E Willamette Meridian, Stevens County Washington. The property is about 15 mile north of Kettle Falls, Washington.  As described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claim").

B.
The parties now wish to enter into an agreement granting to SRI the exclusive right and option to acquire an undivided 100% of the right, title and interest in and to the Claim on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

(a)	"Effective Date" means the date that both parties have signed this Agreement;

(b)	"Mineral Products" means the products derived from operating the Claim as a mine;

(c)
"Net Smelter Returns" means the proceeds received by SRI from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Claim after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i)	the cost of transportation of the ores, concentrates or minerals from the Claim to such smelter or other purchaser, including related transport;

(ii)	smelting and refining charges including penalties; and

(iii)	marketing costs.

(d)	"Option" means the option granted by Vendor to SRI pursuant to Section 3;

(e)
"Operating the Claim as a mine" or "Operation of the Claim as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Claim;

(f)	"Dollars ($)" means legal currency of the United States.

2.	REPRESENTATIONS AND WARRANTIES

2.1	SRI represents and warrants to Vendor that:

(a)	SRI is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	SRI has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which SRI is a party; and

(d)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of SRI's constantan documents.

2.2	Vendor represents and warrants to SRI:

(a)
the Claim consists of the mineral claims YAM 1-4.  The property is located SW ¼ of Section 28, and NW ¼ of Section 33, both Township 38N Range 38E Willamette Meridian, Stevens County Washington which has been duly and validly staked and recorded, as accurately described in Schedule "A", is presently in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, is free and clear of all liens, charges and encumbrances;

(b)
Vendor is the sole beneficial owner of a 100% interest in and to the Claim and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Claim in accordance with the terms of this Agreement;

(c)
no person, firm or corporation has any proprietary or possessory interest in the Claim other than Vendor and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claim;

(d)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Vendor is a party or by which he is bound;

(e)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claim by SRI and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1
Vendor hereby gives and grants to SRI the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of Vendor in and to the Claim, subject only to Vendor receiving the annual payments in accordance with the terms of this Agreement for and in consideration of the following:

(a)	SRI, or its permitted assigns, incurring exploration expenditures on the Claims of a minimum of $5,000 on or before September 30, 2010; and

(b)	SRI, or its permitted assigns, incurring exploration expenditures on the Claims of a further $25,000 (for aggregate minimum exploration expenses of $30,000) on or before September 30, 2011; and

3.2
Upon exercise of the Option, SRI agrees to pay Vendor, commencing January 1, 2012, the sum of $25,000 per annum for so long as SRI, or its permitted assigns, holds any interest in the Claims. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.

4.	RIGHT OF ENTRY

4.1	Until such time as the Option has been exercised, SRI, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

(a)	enter upon the Claims;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and there under as SRI in its sole discretion may consider advisable; and

(d)	bring and erect upon the Claims such facilities as SRI may consider advisable.

5.	TERMINATION

5.1	Subject to Section 8, this Agreement and the Option will terminate:

(a)	on September 30, 2010 at 11:59 P.M., unless on or before that date, SRI has incurred exploration expenditures of a minimum of $5,000 on the Claims;

(b)	on September 30, 2011 at 11:59 P.M., unless SRI has incurred a further $25,000 of exploration expenditures on the Claims (for an aggregate of $30,000); or

(c)	at 11:59 P.M. on January 1 of each and every year, commencing on January 1, 2012, unless SRI or its successor or assign has paid to Vendor the sum of $25,000 on or before that date.

6.	COVENANTS OF VENDOR

6.1	Vendor will:

(a)	not do any act or thing which would or might in any way adversely affect the rights of SRI hereunder;

(b)
make available to SRI and its representatives all records and files in the possession of Vendor relating to the Claims and permit SRI and its representatives at its own expense to take abstracts there from and make copies thereof; and

(c)	promptly provide SRI with any and all notices and correspondence from government agencies in respect of the Claims.

7.	COVENANTS OF SRI

7.1	SRI will:

(a)
keep the Claims free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)
permit Vendor, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Claims at all reasonable times and to all records prepared by SRI in connection with work done on or with respect to the Claims;

(c)
conduct all work on or with respect to the Claims in a careful and miner-like manner and in compliance with all applicable Federal, State and local laws, rules, orders and regulations, and indemnify and save Vendor harmless from any and all Claims, suits, actions made or brought against it as a result of work done by SRI on or with respect to the Claims; and

(d)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

8.	EXERCISE OF OPTION

8.1
Once SRI has incurred the exploration expenditures, and made the payments set out in Section 3.1, SRI will, subject to the right of Vendor to receive the obligation of SRI to make the annual payments set out in Section 3.2, own an undivided 100% of Vendor's right, title, and interest in and to the Claims.

9.	OBLIGATIONS OF SRI AFTER TERMINATION

9.1	In the event of the termination of the Option, SRI will:

(a)
leave the Claims in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)
deliver to Vendor within 60 days of its written request a comprehensive report on all work carried out by SRI on the Claims (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by SRI with respect to the Claims;

(c)
have the right, and obligation on demand made by Vendor, to remove from the Claims within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Claims by or at the instance of SRI provided that at the option of Vendor, any or all of facilities not so removed will SRI from the property of Vendor; and

(d)	deliver to Vendor a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Claims in favors of Vendor, or its nominee.

10.	TRANSFER OF TITLE

10.1
Upon the request of SRI, Vendor will deliver to SRI a duly executed transfer in registrable form of an undivided 100% of Vendor's right, title and interest in and to the Claims in favor of SRI which SRI will be entitled to register against title to the Claims provided that transfer of legal title to the Claims as set forth in this Subsection 10.1 is for administrative convenience only and beneficial ownership of an undivided 100% interest in the Claims will pass to SRI only in accordance with the terms and conditions of this Agreement.

11.	REGISTRATION OF AGREEMENT

11.1	Notwithstanding Section 10 of this Agreement, SRI or Vendor will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claims.

12.	DISPOSITION OF CLAIMS

12.1
SRI may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims and this Agreement provided that, at any time, SRI has first obtained the consent in writing of Vendor, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Vendor its agreement related to this Agreement and to the Claims, containing:

(a)	a covenant with Vendor by such transferee to perform all the obligations of SRI to be performed under this Agreement in respect of the interest to be acquired by it from SRI, and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Claims and this Agreement or any portion thereof to the restrictions contained in this Subsection 12.1.

12.2
The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

13.	ABANDONMENT OF PROPERTY

13.l
SRI shall have the unfettered right at any time after the exercise of the Option to abandon all or any part of its interest in the Claims by delivering a notice in writing of their intention to do so to Vendor, such notice to list the part or parts of the Claims to be abandoned, and if within 30 days of receipt of such notice Vendor delivers to SRI a notice ("Reacquisition Notice") stating its intention to reacquire all or part or parts of the Claims, SRI will deliver to Vendor duly executed recordable transfers of its interest in such part or parts of the Claims as Vendor has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of SRI or its agents or subcontractors hereunder.

14.	CONFIDENTIAL NATURE OF INFORMATION

14.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

15.	FURTHER ASSURANCES

15.1
The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

16.	NOTICE

16.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)	if to Vendor
1028 East Larch Ave Osburn, Idaho 83849 Attention : AMC

(b)	if to Stevens Resources, Inc.
1818 West Francis, Ste. 196
Spokane, WA 99208

l6.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

16.3
Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

17.	HEADINGS

17.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

18.	DEFAULT

18.1
If any party (a "Defaulting Party") is in default of any requirement herein set forth other than the provisions of Section 5 for which notice of default need not be given, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

19.	PAYMENT

19.1
All references to monies hereunder will be in Canadian funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in the United States as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving and collecting such payment.

20.	ENUREMENT

20.1	Subject to Section 13, this Agreement will endure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	TERMS

21.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

22.	FORCE MAJEURE

22.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non- availability of materials or transportation (each an "Intervening Event").

22.2
All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

22.3
A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

23.	ENTIRE AGREEMENT

23.1
This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

24.	TIME OF ESSENCE

24.1	Time will be of the essence in this Agreement.

25.	ENFORCEMENT OF AGREEMENT

25.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

AMERICAN MINING CORPORATION

/s/Gary MacDonald
By: Gary MacDonald

STEVENS RESOURCES, INC.

Per:	/s/ Justin Miller
by its Authorized Signatory: Justin Miller, President

This is SCHEDULE "A" to an Agreement made as of the 30th day of September, 2009 between VENDOR and STEVENS RESOURCES, INC.

Four (4) en bloc unpatented mining claims located in Stevens County known as the Young American Lead-Zinc Mine Property YAM 1-4).  The property is located SW ¼ of Section 28, and NW ¼ of Section 33, both Township 38N Range 38E Willamette Meridian, Stevens County Washington. The property is about 15 mile north of Kettle Falls, Washington.